MORTGAGE NOTE

$3,800,000.00

Melville, New York
As of June 6, 2008

FOR VALUE RECEIVED, the undersigned, DELBROOK HOLDING LLC, a Delaware limited liability company with offices at c/o DVL Inc., 70 East 55th Street, 7th Floor, New York, New York 10022 (the "Borrower") promises to pay to the order of CAPITAL ONE, N.A., a national banking association (the "Bank") having an office at 275 Broadhollow Road, Melville, New York 11747 (or such other place designated by the holder of this Note in writing) the principal sum of THREE MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($3,800,000.00) together with interest thereon from the date hereof at the rates set forth herein and in accordance with the terms and conditions hereof.

1. Interest

The principal amount outstanding under this Note shall bear interest at an annual rate of interest, for each applicable LIBOR Interest Period, equal to the Applicable LIBOR Rate. For purposes hereof, the "LIBOR Interest Period" shall mean, a period of one (1) month duration, provided that no LIBOR Interest Period shall be for a period beyond the Maturity Date (as hereinafter defined). The initial Applicable LIBOR Rate will be calculated as the Applicable LIBOR Rate in effect two (2) Business Days prior to the date hereof. The Borrower has entered into an interest rate swap agreement with the Bank which shall provide for a fixed rate of interest for the term of this Note. The terms of the interest rate swap agreement are separate and apart from the terms of this Note. However, all collateral securing this Note (including the Mortgage, as hereinafter defined) shall also secure the obligations of the Borrower under the interest rate swap documentation.

In the event that the LIBOR Rate is not available, this Note shall bear interest at an annual rate equal to the Prime Rate of the Bank. Such annual rate of interest will change on the effective date of any change in the Prime Rate. The Bank will not be obligated to notify the Borrower of any change in the Prime Rate. If and when the LIBOR Rate becomes available, the interest rate on this Note shall revert to the Applicable LIBOR Rate for each applicable LIBOR Interest Period.

Interest shall be payable on the first (1st) day of each month beginning July 1, 2008 and shall be calculated on the outstanding principal balance from time to time and based upon the actual number of days elapsed divided by 360.

For purposes of this Note, the following terms shall have the following meanings:

(i) "Adjusted LIBOR Rate" means the LIBOR Rate, as adjusted for statutory reserve requirements for Eurocurrency liabilities.

(ii) "Applicable LIBOR Rate" means the Adjusted LIBOR Rate plus two hundred ten (210) basis points.

(iii) "LIBOR Rate" means the rate "LIBOR Rate" means the rate at which Eurodollar deposits in the London Interbank Market for one (1) month are quoted on the Telerate screen 3750, adjusted monthly on the first (1st) day of each month during the term of this Note.

(iv) "Prime Rate" is the rate established by the Bank as its "prime rate".

2. Principal Payments

The outstanding principal shall be payable in monthly installments beginning on August 1, 2008 and continuing on the first (1st) day of each month thereafter. The amount of each monthly installment of principal is set forth on the attached Exhibit A. The final monthly installment shall be due and payable on July 1, 2011 (the "Maturity Date") and shall equal all outstanding principal together with all accrued and unpaid interest.

3. Prepayments

The principal amount of this Note may be prepaid, in whole or in part, at any time upon at least thirty (30) days' prior written notice to the Bank, without premium or penalty; provided, however, if this Note is prepaid at any time other than the last day of a LIBOR Interest Period, the Borrower shall indemnify the Bank for all fees and expenses incurred by the Bank as a result of such prepayment on a day other than the last day of a LIBOR Interest Period. All prepayments shall be accompanied with accrued and unpaid interest through the last day of the LIBOR Interest Period in which such prepayment is made. In addition, the Borrower may have certain costs and expenses due in connection with the termination of the interest rate swap agreement.

All partial prepayments shall be in the minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples thereof and shall be applied in the inverse order of their maturity.

4. Participations, Etc.

(a) The Bank shall have the right at any time, with or without notice to the Borrower, to sell, assign, transfer or negotiate all or any part of this Note or grant participations therein to one or more banks (foreign or domestic, including an affiliate of the Bank), insurance companies or other financial institutions, pension funds or mutual funds. The Borrower agrees and consents to the Bank providing financial and other information regarding its business and operations to prospective purchasers or participants and further agrees that to the extent that the Bank should sell, assign, transfer or negotiate all or any part of this Note, the Bank shall be forever released and discharged from its obligations under this Note to the extent same is sold, assigned, transferred or negotiated provided the transferee assumes all obligations of the Bank.

(b) Any purchaser, assignee, transferee or participant shall have the same rights, benefits and obligations under this Note as it would have if it were the Bank.

5. Payments.

The Borrower agrees that all payments due under this Note and any other Loan Document (as hereinafter defined) shall be made by automatic debit from account number 7017031133, an account maintained by the Borrower at the Bank in which the Borrower shall maintain balances sufficient to pay each monthly payment due to the Bank under this Note. In the event that the money maintained in such account is insufficient for any payment due under this Note and any other Loan Document, the Bank may charge any account of the Borrower maintained at the Bank for any payment due to the Bank under this Note or any other Loan Document. Time is of the essence as to all dates set forth herein, provided, however, that whenever any payment is to be made under this Note or the other Loan Documents shall be stated to be due on a Saturday, Sunday or a public holiday or the equivalent for banks under the applicable Federal law and if no applicable Federal law exists, then the applicable state law (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

6. Interest Adjustments

If the provisions of this Note would at any time otherwise require payment by the Borrower to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law the interest payments shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount.

7. Agreements Relating to this Note

This Note is executed in connection with, and is secured by, inter alia, (i) a Mortgage, Security Agreement and Assignment of Leases and Rents from the Borrower to the Bank of even date herewith (which, as now exists, and as the same may hereafter, from time to time, be amended, modified, extended, consolidated, increased, supplemented, spread or restated is hereinafter referred to as the "Mortgage") covering property (the "Premises") known as 200 Passaic Avenue, Kearney, New Jersey, as more particularly described in the Mortgage; and (ii) an assignment by the Borrower to the Bank of even date herewith of any and all leases affecting the Premises or any part thereof (the "Assignment of Leases") (this Note, the Mortgage, the Assignment of Leases and all other loan documents executed in connection herewith collectively, the "Loan Documents"). This Note is subject to all the terms and conditions of the Loan Documents as if fully set forth herein.

8. Default and Late Charge

There shall be a late charge imposed of four (4%) percent of the delinquent amount for each payment which cannot be debited from its account due to insufficient balance on the debit date.

The entire principal sum together with accrued interest thereon shall become due and payable at the option of the Bank upon any default hereunder or upon the happening of an event constituting a default under the Loan Documents after the expiration of all applicable notice and cure periods.

Upon default under the Loan Documents after the expiration of all applicable notice and cure periods or upon maturity of this Note (whether by acceleration or otherwise) or upon the failure after ten (10) Business Days' prior written notice to supply the records and other information required in Section 12 hereof and until such records and/or information are furnished, the interest payable on this Note shall be at the rate of twenty-four percent (24%) per annum or the maximum rate allowed to be charged by law, whichever is lower. Payment of this Note following an acceleration due to the Borrower's default thereunder shall be deemed to be a voluntary prepayment and the Borrower shall pay, in addition to all other amounts due and payable under the Loan Documents, the prepayment indemnifications specified herein.

9. Right of Set Off

The Borrower hereby grants to the Bank a security interest in all deposit accounts maintained by the Borrower with the Bank and in any securities pledged or assigned to and in the possession of the Bank, which property may be applied to amounts owed under this Note.

10. Governing Law

This Note shall be governed and construed in accordance with the laws of the State of New York. In no event will interest be charged or collected hereunder at a rate in excess of that permitted by applicable law.

11. Trial By Jury

The Borrower and the Bank hereby agree to waive the right to a trial by jury in any action on or related to this Note or any other document executed in connection with this Note.

12. Financial Statements

The Borrower shall deliver or cause to be delivered to the Bank the following:

(i) as soon as available and in any event within ninety (90) days after the end of each calendar year, a rent roll for the Premises in form and substance reasonably satisfactory to the Bank, certified to be true and correct by the Borrower; and

(ii) such other information as the Bank may reasonably request from time to time.

13. Operating Account; Tenant Security Deposits

The Borrower shall maintain all of its operating accounts with the Bank. In addition, the Borrower shall deposit and maintain in an account of the Borrower with the Bank all tenant security deposits received for leases of all or any part of the Premises, if any.

14. Miscellaneous

The Borrower and any endorsers or guarantors of this Note for themselves, their heirs, legal representatives, successors and assigns, respectively and severally waive presentment, demand, protest and notice of dishonor and waive any right to be released by reason of any extension of time, delay in enforcement or change in terms of payment or any change, alteration or release of any security given for the payment hereof, and jointly and severally agree to pay any costs and expenses, including attorneys' fees if, upon default hereunder or under the Loan Documents, same are incurred to secure collection hereof.

This Note can only be amended, modified, or cancelled in writing signed by the Bank and the Borrower.

IN PRESENCE OF: DELBROOK HOLDING LLC

By: DVL, INC., Its Member

By: [signature]
Name: Charles D. Carames
Title: Vice President

STATE OF NEW YORK)
) SS.:
COUNTY OF New York)

On the 9th day of June in the year 2008 before me, the undersigned, personally appeared Charles D. Carames, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Rose M. Hernandez
Notary Public

Rose M. Hernandez
Notary Public, State of New York
No. 03-4873117
Qualified in New York County
Commission Expires 4-11-11

EXHIBIT A

SCHEDULE OF PRINCIPAL PAYMENTS

SEE ATTACHED

Principal Amortization

[redacted]

06/06/08	$3,800,000.00	
07/01/08	$3,800,000.00	$0.00
08/01/08	$3,794,570.45	$5,429.55
09/01/08	$3,789,140.89	$5,429.55
10/01/08	$3,783,711.34	$5,429.55
11/01/08	$3,778,281.79	$5,429.55
12/01/08	$3,772,852.23	$5,429.55
01/01/09	$3,767,422.68	$5,429.55
02/01/09	$3,761,993.13	$5,429.55
03/01/09	$3,756,563.57	$5,429.55
04/01/09	$3,751,134.02	$5,429.55
05/01/09	$3,745,704.47	$5,429.55
06/01/09	$3,740,274.91	$5,429.55
07/01/09	$3,734,845.36	$5,429.55
08/01/09	$3,729,066.57	$5,778.79
09/01/09	$3,723,287.78	$5,778.79
10/01/09	$3,717,508.98	$5,778.79
11/01/09	$3,711,730.19	$5,778.79
12/01/09	$3,705,951.40	$5,778.79
01/01/10	$3,700,172.61	$5,778.79
02/01/10	$3,694,393.82	$5,778.79
03/01/10	$3,688,615.02	$5,778.79
04/01/10	$3,682,836.23	$5,778.79
05/01/10	$3,677,057.44	$5,778.79
06/01/10	$3,671,278.65	$5,778.79
07/01/10	$3,665,499.86	$5,778.79
08/01/10	$3,659,365.48	$6,134.38
09/01/10	$3,653,231.09	$6,134.38
10/01/10	$3,647,096.71	$6,134.38
11/01/10	$3,640,962.33	$6,134.38
12/01/10	$3,634,827.95	$6,134.38
01/01/11	$3,628,693.57	$6,134.38
02/01/11	$3,622,559.19	$6,134.38
03/01/11	$3,616,424.81	$6,134.38
04/01/11	$3,610,290.43	$6,134.38
05/01/11	$3,604,156.04	$6,134.38
06/01/11	$3,598,021.66	$6,134.38
07/01/11	$0.00	$3,598,021.66